Exhibit 10.1

AMENDMENT NO. 3 to JOINT DEVELOPMENT AGREEMENT

Between

FUELCELL ENERGY, INC.

and

EXXONMOBIL TECHNOLOGY AND ENGINEERING COMPANY

ExxonMobil Technology and Engineering Company (“ExxonMobil”) and FuelCell Energy, Inc. (“FCE”) are Parties to the Joint Development Agreement with an Effective Date of October 31, 2019 and an ExxonMobil Agreement No. LAW-2019-3608 (“Agreement”).

WHEREAS, the Agreement was amended on October 31, 2021 and on April 30, 2022, to extend the term of the Agreement and enable the Parties to further evaluate the incorporation of design improvements in the current fuel cell design; and,

WHEREAS, the Parties now wish to further amend the Agreement to i) allow for continuation of research that would enable the Parties to finalize data collection in support of the project gate decision to use the developed technology in an FCE fuel cell module demonstration for capturing carbon at ExxonMobil’s Rotterdam facility, ii) allow for the continuation of the development, engineering and mechanical derisking of the Generation 2 Technology fuel cell module prototype, and iii) allow for studying the manufacturing scale-up and cost reduction of a commercial Generation 2 Technology fuel cell carbon capture facility.

To accomplish this, effective December 1, 2022, the Parties hereby agree as follows:

1.	Article 12.01 Term. shall be deleted in its entirety and replaced with the following:

12.01       Term. Unless sooner terminated in accordance with this Article, this Agreement will continue in full force and effect beginning on the Effective Date and ending forty-six (46) months thereafter on August 31, 2023 (“Term”).

2.	Article 10.01 Project Costs, a) shall be deleted in its entirety and replaced with the following:

10.01 Project Costs

a)            ExxonMobil will reimburse FCE for Research Costs (i.e., cumulative FTE Costs and Direct Costs) for each Project subject to total caps set forth herein and in the relevant Project Description. Research Costs of FCE paid for by ExxonMobil will be limted to FTE Costs for time actually spent on the Program and Direct Costs actually incurred and approved in advance by the Steering Committee. The cumulative Research Costs for the Program will not exceed sixty million United States dollars ($60,000,000.00) over the Term of the Agreement (“Total Research Cost”). ExxonMobil will reimburse FCE for Research Costs after receipt of invoices on a monthly basis. Invoices for Direct Costs will be supported by relevant third party invoices received by FCE documenting such costs. Materials shall be invoiced as incurred and subject to a thirty percent (30%) service fee. All such payments will be made after ExxonMobil’s receipt of invoices in accordance with invocing procedures specficied in Paragraphs 10.01(b)-(e) and in Paragraph 10.04 (Invoices).

Except as modified herein, all provisions of the Agreement remain unchanged.

This Amendment may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. Where provided for in applicable law, this Amendment may be executed and delivered electronically. If executing this Amendment using a handwritten signature, a Party may deliver a copy of such signature via electronic transmission and may provide the other Party a duplicate original so each Party retains an original for its records.

Each Party has caused this Amendment to be signed by its authorized representative.

FUELCELL ENERGY, INC.		EXXONMOBIL TECHNOLOGY AND ENGINEERING COMPANY

By:	/s/ Jason Few	By:	/s/ Prasanna V. Joshi

Name:	Jason Few	Name:	Prasanna V. Joshi

Title:	President and CEO	Title:	Vice President - Low Carbon Solutions

Date:	December 6, 2022	Date:	December 19, 2022